Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-263298

Prospectus Supplement

(to Prospectus dated April 25, 2022 and

Prospectus Supplement dated April 28, 2022)

Eos Energy Enterprises, Inc.

1,131,221 Shares of Common Stock

Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying base prospectus, we are offering 1,131,221 shares of our common stock to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) at a price of approximately $2.21 per share, pursuant to our previously announced Standby Equity Purchase Agreement with Yorkville dated April 28, 2022 (the “Original SEPA”), as amended by Amendment No. 1 thereto dated June 13, 2022 (the “Amendment” and, together with the Original SEPA, the “SEPA”) and the Supplemental Agreement to the SEPA (the “Supplemental Agreement”) with Yorkville dated June 13, 2022. These shares are being issued as part of the commitment by Yorkville to purchase from time to time up to $200,000,000 of shares of our common stock pursuant to the SEPA. The total purchase price of the shares is $2,500,000. The proceeds from the issuance of the shares will be used to repay a portion of the principal amount owed to Yorkville pursuant to that certain promissory note for $7,500,000 issued and sold to Yorkville on June 13, 2022 (the “Promissory Note”). We expect to issue the shares to Yorkville on or about July 22, 2022.

In addition to our issuance of our shares to Yorkville pursuant to the SEPA and the Supplemental Agreement, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the resale of these shares by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our common stock by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. For additional information on the methods of sale that may be used by Yorkville, see the section entitled “Plan of Distribution” on page S-5 of the accompanying prospectus supplement.

Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbols “EOSE.” On July 19, 2022, the last sale price of our common stock as reported on Nasdaq was $2.65 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 22, 2022.

Neither we nor Yorkville have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement and accompanying prospectus, and in the documents incorporated by reference herein. We and Yorkville take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement, or the accompanying prospectus supplement and accompanying prospectus is accurate only as of their respective dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page

The Offering	S-1

PROSPECTUS SUPPLEMENT DATED APRIL 28, 2022

PROSPECTUS

S-i

THE OFFERING

Securities Offered	1,131,221 shares of common stock of Eos Energy Enterprises, Inc.

Purchaser	YA II PN, Ltd. pursuant to the Standby Equity Purchase Agreement dated April 28, 2022, as amended by Amendment No. 1 thereto dated June 13, 2022 and supplemented by the Supplemental Agreement dated June 13, 2022

Purchase price	Approximately $2.21 per share

Proceeds	$2,500,000

Use of Proceeds	The proceeds from this offering will be used to repay amounts owed to YA II PN, Ltd. pursuant to the Promissory Note in an amount equal to such proceeds.

Symbol for our common stock on Nasdaq	“EOSE”

Resale	This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the resale of shares by YA II PN, Ltd. to the public. See “Plan of Distribution” in the accompanying prospectus supplement.

S-1

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-263298

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 25, 2022

Up to $200,000,000

EOS Energy Enterprises, Inc.

Common Stock

Eos Energy Enterprises, Inc. (the “Company”) entered into a Standby Equity Purchase Agreement with YA II PN, Ltd. (“Yorkville”) on April 28, 2022 (the “SEPA”). Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $200,000,000 of its shares of common stock, par value $0.0001 per share, offered by this prospectus supplement and the accompanying prospectus at the Company’s request any time during the commitment period commencing on April 28, 2022 and terminating on the earliest of (i) the first day of the month following the 24-month anniversary of the SEPA and (ii) the date on which Yorkville shall have made payment of any advances requested pursuant to the SEPA for shares of the Company’s common stock equal to the commitment amount of $200,000,000 (the “Commitment Period”). Each sale the Company requests under the SEPA (an “Advance Notice”) may be for a number of shares of common stock with an aggregate value of up to $20,000,000. The shares would be purchased at 97.0% of the Market Price (as defined below) and would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it owning more than 9.99% of our common stock. “Market Price” is defined in the SEPA as the average of the VWAPs (as defined below) during each of the three consecutive trading days commencing on the trading day following the Company’s submission of an Advance Notice to Yorkville. “VWAP” is defined in the SEPA to mean, for any trading day, the daily volume weighted average price of the Company’s common stock for such date on the Nasdaq Capital Market as reported by Bloomberg L.P. during regular trading hours.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our common stock by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. For additional information on the methods of sale that may be used by Yorkville, see the section entitled “Plan of Distribution” on page S-5.

Our common stock trade on Nasdaq Capital Market (“Nasdaq”) under the symbols “EOSE.” On April 27, 2022, the last sale price of our common stock as reported on Nasdaq was $2.15 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 28, 2022

Neither we nor Yorkville have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference herein. We and Yorkville take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement, or the accompanying prospectus is accurate only as of their respective dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-263298) that we initially filed with the SEC on March 4, 2022, and which was declared effective on April 25, 2022. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $300,000,000.

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus which is dated April 25, 2022, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

Market and Industry Data

This prospectus supplement and the accompanying prospectus contains or incorporates by reference industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. Although the industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, they do not guarantee the accuracy or completeness of such information, and we have not independently verified any of the data from third-party sources or ascertained the underlying economic assumptions relied upon therein. While we believe that the market position, market opportunity and market size information included or incorporated by reference in this prospectus supplement and the accompanying prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may be materially different than actual results.

Where You Can Find More Information

We maintain a website at www.eose.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus supplement or any other report or documents we file with or furnish to the SEC.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov and at the SEC’s public reference facilities referred to below. See “Incorporation by Reference.”

S-ii

Incorporation by Reference

We are “incorporating by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information to the extent that the later filed information modifies or replaces such earlier information. We incorporate by reference in this prospectus supplement the following documents, which we have filed or will file with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022

●	information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2022;

●	our Current Reports on Form 8-K filed with the SEC on February 14, 2022 and April 13, 2022;

●	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-39291), filed with the SEC on November 16, 2020, including any amendments or reports filed for the purpose of updating such description; and

●	all documents and reports subsequently filed by us with the SEC (other than, in each case, any information or documents furnished, rather than filed, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the closing of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC at the SEC’s website at http://www.sec.gov.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein, and include statements regarding the intent, belief or current expectations of Eos Energy Enterprises, Inc. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	the failure to convert firm order backlog to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to U.S. trade environment;

●	risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19;

●	risks related to adverse changes in general economic conditions;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent filings with the SEC, that we incorporate by reference herein.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

S-iv

Prospectus Supplement Summary

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement as well as the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and in other reports that we file with the SEC from time to time.

Overview

We design, manufacture, and deploy safe, scalable, and sustainable, low total cost of ownership battery storage solutions for the electricity industry. Our flagship technology is the proprietary Eos Znyth aqueous zinc battery, the core of the Eos DC energy storage system (the “Eos ZnythTM system”), with both front-of-the-meter and behind-the-meter applications, particularly applications with three to twelve- hour use cases. The flexibility of the ZnythTM battery allows the battery to support use cases such as frequency regulation’s one second response time. The Eos ZnythTM system is the first non lithium-ion (“Li-ion”) stationary battery energy storage system (“BESS”) that is competitive in price and performance with Li-ion and is more flexible, safe and sustainable. The ZnythTM battery is fully recyclable, does not require any rare earth or conflict materials, is manufactured in the United States with a primarily domestic supply chain, and is scalable to multi-GWh sites or can be sized for small commercial sites. Stationary BESS are used to store energy for many purposes, including stabilizing and reducing congestion of the power grid, reducing peak energy usage, and time-shifting of renewable energy sources. When coupled with renewable energy sources such as solar photovoltaic (“PV”) and wind generation, the Eos ZnythTM system can store energy that the renewable source produces and discharge energy when the source is not producing energy, thus reducing the intermittency and increasing the value and reliability of the renewable energy source. Additionally, storage is used by commercial and industrial (“C&I”) customers to save energy costs by reducing their peak usage, thus reducing demand charges and avoiding peak energy pricing from utilities. We believe that scalable energy storage serves as a central catalyst for modernizing and creating a more reliable and resilient, efficient, sustainable, and affordable grid. The significant market demand for battery storage is driven by independent power producers (“IPP”), renewable developers, utilities and C&I customers who are especially eager for a reliable, sustainable, safe, low-cost and scalable battery storage solution to complement their other energy resources.

Eos Energy Storage LLC, our wholly-owned subsidiary, was founded in 2008 under the name Grid Storage Technologies, initially focusing on developing the chemistry of its proprietary electrolyte-based battery technology and improving mechanical design and system performance. Our products, which are developed and manufactured in the United States, have the ability to play a pivotal role in the transition to a more sustainable, resilient and low carbon energy future. We have transformed from an organization that focused primarily on research and development to one focused on commercialization of our energy storage solution and, more recently, to scaling our manufacturing platform. We produced our first proof of concept with generation 1 of the Eos ZnythTM system in 2015 (“Gen 1”) and began commercial shipments of our generation 2 Eos ZnythTM system in 2018 (“Gen 2”). During 2020, we completed the development of our Generation 2.3 Eos ZnythTM systems (“Gen 2.3”) and shipped our first Gen 2.3 system in December 2020. As of December 31, 2021, we have delivered 22 Eos ZnythTM systems comprised of over 9,300 ZnythTM batteries or approximately 28 megawatt hours (“MWh”). Each Gen 2.3 20 foot battery container (“Eos Cube”) is comprised of 144 batteries, which are connected to, and monitored through, our proprietary battery management system. Each system is individually designed with the appropriate number of Eos Cube to achieve the end user’s desired energy needs. We also offer a larger battery systems in the form of our prefabricated building system (“Eos Hangar”) which provides 40MWh of storage per Eos Hangar and an indoor racking solution (“Eos Stack”) that leverages the safe and modular characteristics of the ZnythTM battery in providing indoor energy solutions for C&I buildings.

Corporate Information

BMRG was incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. On November 16, 2020 (the “Closing Date”), BMRG, EES LLC, BMRG Merger Sub, LLC (“Merger Sub I”), BMRG Merger Sub II, LLC (“Merger Sub II”), New Eos Energy LLC (“Newco”) and AltEnergy Storage VI, LLC consummated the transactions contemplated under the Merger Agreement entered into on September 7, 2020 between the parties, following the approval at the special meeting of the stockholders of BMRG held on October 15, 2020. On the Closing Date, (1) Merger Sub I merged with and into Newco, with Newco continuing as the surviving company and a wholly-owned subsidiary of the Company, and (2) Newco then merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly-owned subsidiary of the Company (together, the “Business Combination”). In connection with the Business Combination, the registrant changed its name from B. Riley Merger Corp. II to Eos Energy Enterprises, Inc., and Merger Sub II changed its name from BMRG Merger Sub II, LLC to Eos Energy Enterprises Intermediate Holdings, LLC.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is www.eosenergystorage.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Issuer	Eos Energy Enterprises, Inc., a Delaware corporation

Common stock offered by us	Shares of common stock having an aggregate offering price of up to $200,000,000.

Common stock outstanding prior to this offering	53,980,608 shares of common stock as of April 28, 2022.

Manner of offering	See “Plan of Distribution” beginning on page S-5.

Use of proceeds	We intend to use the net proceeds, if any, from this offering for working capital, to fund our capital funding commitments and for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, other business opportunities and repayment or refinancing of outstanding debt. Our management will have broad discretion in the application of net proceeds, if any. See “Use of Proceeds” on page S-4.

Listing	Our common stock and warrants are listed on NASDAQ under the symbols “EOSE” and “EOSEW,” respectively.

Risk factors	An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described in the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Transfer agent and registrar	Continental Stock Transfer & Trust Company

Unless we specifically state otherwise, all share information in this prospectus supplement (i) is based on the number of common shares outstanding as of April 28, 2022 and (ii) does not take into account:

●	1,968,797 shares of common stock issuable upon the vesting of restricted stock and restricted stock units outstanding as of April 28, 2022; and

●	1,990,995 shares of common stock available for future issuance under our equity incentive plans as of April 28, 2022.

Risk Factors

Investing in our common stock involves risk. Before you invest in our common stock, you should carefully consider all of the risk factors incorporated by reference in this prospectus supplement, including the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You should also carefully consider all of the other information included or incorporated by reference in this prospectus supplement. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus supplement constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

The issuance and sale of our common stock under the SEPA will result in dilution to our stockholders and any future sales of our common stock may depress our stock price.

If we elect to draw down amounts under the SEPA, which will result in the sale of shares of our common stock to Yorkville, any such draw-downs may have a dilutive impact on our existing shareholders. Though we have been advised by Yorkville, and Yorkville represents in the SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes, and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, Yorkville may resell some or all of the shares we issue to it pursuant to draw-downs under the SEPA and such sales could cause the market price of our common stock to decline.

Use of Proceeds

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the SEPA as a source of financing. We intend to use the net proceeds, if any, from this offering for working capital, to fund our capital funding commitments and for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, other business opportunities and repayment or refinancing of outstanding debt.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

This prospectus also relates to shares of our common stock that may be offered and sold from time to time by Yorkville. All of the common stock offered by Yorkville pursuant to this prospectus will be sold by Yorkville for its own account. We will not receive any of the proceeds from these sales.

Pending the uses described above, we plan to invest the net proceeds from this offering in cash or cash equivalents.

Plan of Distribution

On April 25, 2022, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $200,000,000 of its shares of common stock upon the Company’s written request during the twenty-four months following execution of the SEPA (the “Commitment Period”). At any time during the Commitment Period, the Company may require Yorkville to purchase shares of its common stock by delivering an Advance Notice that the Company desires to issue and sell to Yorkville a number of shares of common stock with an aggregate value of up to $20,000,000. The shares would be purchased pursuant to the SEPA at 97.0% of the Market Price and would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it owning more than 9.99% of our common stock.

Delivery of the shares against payment therefor in respect of each Advance Notice shall be settled promptly following each sale pursuant to the SEPA. In connection with any Advance Notice, if any portion of an advance would cause Yorkville’s beneficial ownership of our then outstanding common stock to exceed 9.99%, then such portion shall automatically be deemed to be withdrawn by us (with no further action required by us) and modified to reduce the amount of the advance requested by an amount equal to such withdrawn portion. We may terminate the SEPA upon five trading days of prior notice to Yorkville, provided that there are no Advance Notices outstanding and we have paid to Yorkville all amounts then due.

In addition to the issuance of our common stock to Yorkville pursuant to the SEPA, this prospectus supplement also covers the resale of those shares from time to time by Yorkville to the public. Though we have been advised by Yorkville, and Yorkville represents in the SEPA, that Yorkville is purchasing the shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, the SEC may take the position that Yorkville may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the SEPA to provide customary indemnification to Yorkville. It is possible that our shares may be sold by Yorkville in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

Yorkville has agreed that, during the term of the SEPA, neither Yorkville nor its affiliates will engage in any short sales or hedging transactions with respect to our common stock, provided that upon receipt of an advance notice, Yorkville may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

Yorkville will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common stock by Yorkville. Under these rules and regulations, Yorkville:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers shares of our common stock covered by the prospectus supplement and accompanying prospectus that are a part of our registration statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares by Yorkville.

Experts

The financial statements of the Company as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Legal Matters

The validity of the common stock and certain other legal matters will be passed upon by Davis Polk & Wardwell LLP.

Prospectus

$300,000,000

Common Stock           Preferred Stock

Senior Debt Securities

Offered by EOS Energy Enterprises, Inc.

7,001,751 Shares of Common Stock

Offered by EOS Energy Enterprises, Inc. Upon Exercise of Warrants

39,145,143 Shares of Common Stock

325,000 Warrants to Purchase Shares of Common Stock

$130,350,642 5%/6% Convertible Senior PIK Toggle Notes Due 2026

Offered by the Selling Securityholders Named Herein

Eos Energy Enterprises, Inc. may from time to time offer and sell common stock, preferred stock or senior debt securities. Specific terms of the preferred stock or senior debt securities will be provided in supplements to this prospectus. In addition, this prospectus relates to the issuance by us of up to 7,001,751 shares of common stock that are issuable by us upon the exercise of public warrants (the “public warrants”) assumed by us, which were previously registered in connection with the Business Combination (as defined below).

This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to 39,145,143 shares of common stock, up to 325,000 warrants and up to $130,350,642 principal amount of 5%/6% Convertible Senior PIK Toggle Notes due 2026 (the “notes”), including up to (i) 4,950,000 shares of common stock and 325,000 warrants to purchase shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (ii) 325,000 shares of common stock issuable upon exercise of warrants originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (iii) 27,175,613 shares of common stock issued in connection with the consummation of our business combination with Eos Energy Storage LLC and the related private placement, (iv) 80,294 shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously issued restricted stock units, (v) 97,877 shares of common stock that have been or may be issued to certain of the selling securityholders upon exercise of options granted under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan, (vi) $102,900,000 principal amount of notes originally issued to Spring Creek Capital, LLC (“Spring Creek”), a wholly-owned, indirect subsidiary of Koch Industries, Inc. pursuant to the Indenture, dated April 7, 2022, between Eos Energy Enterprises, Inc. and Wilmington Trust, National Association, as trustee, and the Investment Agreement dated July 6, 2021 with Spring Creek, (vii) a maximum of $27,450,642 principal amount of notes issuable as future PIK interest payments on the notes and (viii) a maximum of 6,516,359 shares of common stock underlying the notes and issuable upon conversion of the notes, which may be sold by Spring Creek from time to time.

We and the selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

We will receive proceeds from the issuance and sale of our common stock, preferred stock or senior debt securities and from the exercise of public warrants. We will not receive any of the proceeds from the sale of securities by the selling securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common stock and warrants to purchase common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “EOSE” and “EOSEW,” respectively. The closing price of our common stock on April 6, 2022 was $3.91 per share. The closing price of our warrants on April 6, 2022 was $1.16 per warrant.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 18 of our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2022

Neither we nor the selling securityholders have authorized anyone to provide you with information that differs from the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation. Prior to the consummation of the Business Combination (as defined below), the Company was known as B. Riley Principal Merger Corp. II, or “BMRG”.

Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022

●	information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2022;

●	our Current Report on Form 8-K filed with the SEC on February 14, 2022; and

●	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-39291), filed with the SEC on November 16, 2020, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://eosenergystorage.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, New Jersey 08820
Attn: General Counsel
(732) 225-8400

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus.

ii

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein, and include statements regarding the intent, belief or current expectations of Eos Energy Enterprises, Inc. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	the failure to convert firm order backlog to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to U.S. trade environment;

●	risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19;

●	risks related to adverse changes in general economic conditions;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent filings with the SEC, that we incorporate by reference herein.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

iii

Summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We design, manufacture, and deploy safe, scalable, and sustainable, low total cost of ownership battery storage solutions for the electricity industry. Our flagship technology is the proprietary Eos Znyth aqueous zinc battery, the core of the Eos DC energy storage system (the “Eos ZnythTM system”), with both front-of-the-meter and behind-the-meter applications, particularly applications with three to twelve- hour use cases. The flexibility of the ZnythTM battery allows the battery to support use cases such as frequency regulation’s one second response time. The Eos ZnythTM system is the first non lithium-ion (“Li-ion”) stationary battery energy storage system (“BESS”) that is competitive in price and performance with Li-ion and is more flexible, safe and sustainable. The ZnythTM battery is fully recyclable, does not require any rare earth or conflict materials, is manufactured in the United States with a primarily domestic supply chain, and is scalable to multi-GWh sites or can be sized for small commercial sites. Stationary BESS are used to store energy for many purposes, including stabilizing and reducing congestion of the power grid, reducing peak energy usage, and time-shifting of renewable energy sources. When coupled with renewable energy sources such as solar photovoltaic (“PV”) and wind generation, the Eos ZnythTM system can store energy that the renewable source produces and discharge energy when the source is not producing energy, thus reducing the intermittency and increasing the value and reliability of the renewable energy source. Additionally, storage is used by commercial and industrial (“C&I”) customers to save energy costs by reducing their peak usage, thus reducing demand charges and avoiding peak energy pricing from utilities. We believe that scalable energy storage serves as a central catalyst for modernizing and creating a more reliable and resilient, efficient, sustainable, and affordable grid. The significant market demand for battery storage is driven by independent power producers (“IPP”), renewable developers, utilities and C&I customers who are especially eager for a reliable, sustainable, safe, low-cost and scalable battery storage solution to complement their other energy resources.

Eos Energy Storage LLC, our wholly-owned subsidiary, was founded in 2008 under the name Grid Storage Technologies, initially focusing on developing the chemistry of its proprietary electrolyte-based battery technology and improving mechanical design and system performance. Our products, which are developed and manufactured in the United States, have the ability to play a pivotal role in the transition to a more sustainable, resilient and low carbon energy future. We have transformed from an organization that focused primarily on research and development to one focused on commercialization of our energy storage solution and, more recently, to scaling our manufacturing platform. We produced our first proof of concept with generation 1 of the Eos ZnythTM system in 2015 (“Gen 1”) and began commercial shipments of our generation 2 Eos ZnythTM system in 2018 (“Gen 2”). During 2020, we completed the development of our Generation 2.3 Eos ZnythTM systems (“Gen 2.3”) and shipped our first Gen 2.3 system in December 2020. As of December 31, 2021, we have delivered 22 Eos ZnythTM systems comprised of over 9,300 ZnythTM batteries or approximately 28 megawatt hours (“MWh”). Each Gen 2.3 20 foot battery container (“Eos Cube”) is comprised of 144 batteries, which are connected to, and monitored through, our proprietary battery management system. Each system is individually designed with the appropriate number of Eos Cube to achieve the end user’s desired energy needs. We also offer a larger battery systems in the form of our prefabricated building system (“Eos Hangar”) which provides 40MWh of storage per Eos Hangar and an indoor racking solution (“Eos Stack”) that leverages the safe and modular characteristics of the ZnythTM battery in providing indoor energy solutions for C&I buildings.

Corporate Information

BMRG was incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. On November 16, 2020 (the “Closing Date”), BMRG, EES LLC, BMRG Merger Sub, LLC (“Merger Sub I”), BMRG Merger Sub II, LLC (“Merger Sub II”), New Eos Energy LLC (“Newco”) and AltEnergy Storage VI, LLC consummated the transactions contemplated under the Merger Agreement entered into on September 7, 2020 between the parties, following the approval at the special meeting of the stockholders of BMRG held on October 15, 2020. On the Closing Date, (1) Merger Sub I merged with and into Newco, with Newco continuing as the surviving company and a wholly-owned subsidiary of the Company, and (2) Newco then merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly-owned subsidiary of the Company (together, the “Business Combination”). In connection with the Business Combination, the registrant changed its name from B. Riley Merger Corp. II to Eos Energy Enterprises, Inc., and Merger Sub II changed its name from BMRG Merger Sub II, LLC to Eos Energy Enterprises Intermediate Holdings, LLC.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is www.eosenergystorage.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Risk Factors Summary

The following is a summary of the principal risks that could adversely affect our business, operations and financial results.

Risk Related to Our Common Stock and Warrants

●	To the extent that any shares of common stock are issued upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

●	Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

●	We may redeem the public warrants prior to their exercise at a time that is disadvantageous to such warrant holders, thereby making your public warrants worthless.

●	Our stock price may be volatile and may decline regardless of our operating performance.

●	There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

●	There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

Risks Related to the Notes

●	The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

●	The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

●	Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

●	The notes do not include any make-whole conversion feature and therefore will not adequately compensate you for any lost value of your notes as a result of a fundamental change transaction or redemption.

●	The notes may not pay any cash interest.

●	Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

●	Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

●	Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

●	Redemption may adversely affect your return on the notes.

●	We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

●	The conversion feature of the notes may adversely affect our financial condition and operating results.

●	Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

●	Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

●	The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.

●	Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

●	The notes are not protected by restrictive covenants.

●	The conversion rate of the notes may not be adjusted for all dilutive events.

●	Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

●	We cannot assure you that an active trading market will develop for the notes.

●	Any adverse rating of the notes may cause their trading price to fall.

●	You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

●	The notes will be issued with original issue discount for U.S. federal income tax purposes.

●	Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change.

●	If the notes are issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

THE OFFERING

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Capital Stock” and “Description of Notes” sections of this prospectus contains a more detailed description of the terms and conditions of the securities. As used in this section, “we,” “our,” and “us” refer to Eos Energy Enterprises, Inc. and not to its consolidated subsidiaries.

Common Stock and Warrants
Issuer	Eos Energy Enterprises, Inc., a Delaware corporation.

Shares of Common Stock Outstanding	53,958,013 shares of common stock as of March 2, 2022.

Shares of Common Stock Offered by the Company	Up to 7,001,751 shares of our common stock issuable upon exercise of outstanding public warrants.

Shares of Common Stock Offered by the Selling Securityholders

Up to 39,145,143 shares of our common stock, consisting of (i) 4,950,000 shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (ii) 325,000 shares of common stock issuable upon exercise of warrants originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (iii) 27,175,613 shares of common stock issued in connection with the consummation of our business combination with Eos Energy Storage LLC and the related private placement, (iv) 80,294 shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously issued restricted stock units, (v) 97,877 shares of common stock that have been or may be issued to certain of the selling securityholders upon exercise of options granted under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan, and (vi) a maximum of 6,516,359 shares of common stock issuable upon conversion of the notes.

Warrants Offered by the Selling Securityholders	Up to 325,000 warrants to purchase shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II.

Redemption at Our Option	The public warrants are redeemable in certain circumstances. See the section entitled “Description of Capital Stock—Warrants” for further discussion.

Use of Proceeds	The applicable selling securityholder will receive all of the proceeds from the sale under this prospectus of the shares of common stock and the warrants to purchase common stock. We will not receive any proceeds from these sales.

Nasdaq Capital Market Symbol for Our Common Stock and Warrants	Our common stock and warrants to purchase common stock are currently traded on Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

Resale of the Notes by Spring Creek

Issuer	Eos Energy Enterprises, Inc., a Delaware corporation.

The Notes	Up to $130,350,642 principal amount of 5%/6% Convertible Senior PIK Toggle Notes due 2026.

Maturity	June 30, 2026, unless earlier repurchased, redeemed or converted.

Interest

We may, at our option, elect to pay any or all interest on the notes with respect to any interest payment date (i) in cash (such method referred as the “cash method”) or (ii) in the form of an increase to the principal amount of the outstanding notes (such method referred to as the “capitalization method”) or in the form of additional notes in integral multiples of $1.00. We refer to interest paid by the cash method as “cash interest” and to interest paid as set forth in the foregoing clause (ii) as “PIK interest”. The principal amount of any note at any time, as increased to such time by any PIK interest, is referred to herein as the “capitalized principal amount” of such note.

Interest will accrue from the date of issuance or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on June 30 and December 30 of each year.

Interest Rate

5.00% per year with respect to cash interest. 6.00% per year with respect to PIK interest.

Unless the context otherwise requires, any reference to accrued interest on, or in respect of, any note that has not been paid or capitalized shall be deemed to refer to the amount of such interest that would have accrued as of the relevant time at the applicable cash interest rate as if we had elected the cash method in respect of all of the relevant interest.

Conversion Rights	Holders may convert all or any portion of their notes, if the portion to be converted is $1,000 capitalized principal amount or any integral multiple of $1.00 in excess thereof, at their option at any time prior to the close of business on the business day immediately preceding the maturity date:

The conversion rate for the notes is initially 49.9910 shares of common stock per $1,000 capitalized principal amount of notes (equivalent to an initial conversion price of approximately $20.00 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest that has not been capitalized, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at Our Option	We may not redeem the notes prior to June 30, 2024. We may redeem for cash all or part of the notes, at our option, on or after June 30, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the capitalized principal amount of the notes to be redeemed, plus any accrued interest that has not been paid or capitalized to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. See “Description of Notes—Optional Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple of $1.00 in excess thereof. The fundamental change repurchase price will be equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest thereon that has not been paid or capitalized to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes are our senior unsecured obligations and rank:

● senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

● equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

● effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

● structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of December 31, 2021, our total consolidated indebtedness was $129.3 million, of which an aggregate of $102.9 million was senior indebtedness and an aggregate of $26.4 million was secured indebtedness. As of December 31, 2021, our subsidiaries had $52.9 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Registration Rights

We prepared this prospectus in connection with our obligations under an investment agreement that provides the applicable selling securityholder with certain registration rights with respect to the resale of the notes originally issued in a transaction exemption from the registration requirements of the Securities Act and the shares of common stock issuable upon conversion of the notes, if any. Pursuant to such investment agreement, we will use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earlier of (i) such time as all registrable securities have been sold in accordance with the plan of distribution disclosed in this prospectus and (ii) such time as there otherwise ceases to be any registrable securities.

As of the date of this prospectus, and until July 7, 2022, the applicable selling securityholder remains subject to certain transfer restrictions with respect to the notes and any shares of common stock issued upon conversion of the notes.

Use of Proceeds	The applicable selling securityholder will receive all of the proceeds from the sale under this prospectus of the notes and the shares of common stock issuable upon conversion of the notes, if any. We will not receive any proceeds from these sales.

Form	The notes will initially be issued in physical, certificated form. However, subject to certain conditions, the notes may be issued in book-entry form and be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of such notes would be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes
The notes will be issued to a single investor in a transaction exempt from the registration requirements of the Securities Act. There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences

For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain U.S. Federal Income Tax Considerations.”

Nasdaq Capital Market Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “EOSE.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association

Risk Factors

An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors described in our most recent Annual Report on Form 10-K filed with the SEC and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Risk Related to Our Common Stock and Warrants

To the extent that any shares of common stock are issued upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

We have 7,326,751 outstanding warrants exercisable to purchase 7,326,751 shares of common stock at an exercise price of $11.50 per share. To the extent that any shares of common stock are issued upon exercise of any of the warrants to purchase shares of common stock, there will be an increase in the number of shares of common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of our common stock.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or our bylaws, or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

●	the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The Sponsor’s founder shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, and any shares of common stock issued upon conversion or exercise thereof were each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement, dated May 19, 2020, between us and the Sponsor. Likewise, the shareholders who have received common stock in connection with the business combination were contractually restricted from selling or transferring any shares of our common stock they received pursuant to the lock-up provisions contained therein. However, following the expiration of these lock-up periods on August 1, 2021, neither such shareholders nor the Sponsor are restricted from selling their shares of our common stock, other than by applicable securities laws. Additionally, the investors are not restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. A resale prospectus covering 43,744,680 shares and 325,000 warrants held by the shareholders and warrant holders and the Sponsor was declared effective by the SEC on January 21, 2021, which may be utilized to sell such securities for so long as it remains effective. A resale prospectus covering 4,000,000 shares held by the PIPE investors was declared effective by the SEC on November 16, 2020, which may be utilized to sell such securities for so long as it remains effective.

Sales of a substantial number of shares of our common stock in the public market could occur at any time irrespective of the Company’s performance. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Such sales may occur based upon individual investor liquidity requirements or other factors outside of our control. The investors, who own Sponsor’s founder shares, Private Placement Units, Private Placement Shares, or received common stock in connection with the business combination, collectively owned approximately 62% of the outstanding shares of our common stock as of December 31, 2021.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of shares by the shareholders who received common stock in connection with the business combination, and the investors, could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to such warrant holders, thereby making your Public Warrants worthless.

We will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to proper notice of such redemption. When the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The Private Placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Our stock price may be volatile and may decline regardless of our operating performance.

Fluctuations in the price of our securities could contribute to the loss of part or all of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There can be no assurance that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

The shares of our common stock and warrants are listed on Nasdaq. If Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Risks Related to the Notes

The notes will be effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2021, our total consolidated indebtedness was $129.3 million, of which an aggregate of $102.9 million was senior indebtedness and an aggregate of $26.4 million was secured indebtedness. As of December 31, 2021, our subsidiaries had $52.9 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

The notes will be our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes will be our obligations exclusively and will not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes will not include any make-whole conversion feature and therefore will not adequately compensate you for any lost value of your notes as a result of a fundamental change transaction or redemption.

The notes will not include any feature that increases the conversion rate for notes converted in connection with a fundamental change or notice of redemption or any other transaction or event. As a result, if you convert your notes early as a result of a corporate event or our delivery of a notice of redemption, you will not receive any compensation for any lost value of your notes as a result of such event or redemption, as the case may be.

The notes may not pay any cash interest.

We may, at our option, elect to pay any or all interest on the notes with respect to any interest payment date (i) in cash (such method referred as the “cash method”) or (ii) in the form of an increase to the principal amount of the outstanding notes (such method referred to as the “capitalization method”) or in the form of additional notes in integral multiples of $1.00. As a result, you may not receive any ongoing cash payments in respect of your investment in the notes. See “Description of Notes—Interest.”

Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the notes are outstanding, the trading price and liquidity of the notes may be adversely affected.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, the number of shares of our common stock available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor may not be sufficient for the implementation of a convertible arbitrage strategy. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. We cannot assure you that a sufficient number of shares of our common stock will be available to borrow on commercial terms, or at all, to potential purchasers or holders of the notes. If potential purchasers of the notes that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions that would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Redemption may adversely affect your return on the notes.

We may not redeem the notes prior to June 30, 2024. We may redeem for cash all or part of the notes, at our option, on or after June 30, 2024 if the last reported price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the capitalized principal amount of the notes to be redeemed, plus any accrued interest that has not been paid or capitalized to, but excluding, the redemption date. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. In addition, the foregoing stock price condition only needs to be met for any 20 trading days in the 30 trading day period ending on, and including, the trading day immediately preceding the date of the redemption notice. As a result, the price of our common stock may decrease dramatically, including below the conversion price, between the 20th such trading day that the stock price condition is satisfied and the day we actually deliver the redemption notice. See “Description of Notes—Optional Redemption.”

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest that has not been paid or capitalized, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect (or are deemed to have elected) to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conversion feature of the notes may adversely affect our financial condition and operating results.

Holders of notes are entitled to convert the notes at any time at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect (or are deemed to have elected) to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, upon exercise of our outstanding warrants, and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion) (and, in each case, assuming all relevant governmental approvals as described under “Description of Notes—Conversion Rights—Governmental Approvals” have been obtained), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.

To the extent that physical settlement or combination settlement in respect of any conversion of notes would require us or any holder to obtain any regulatory approvals or consents from, or make any filing with, any governmental entity, the right to convert the relevant notes and our obligation to deliver (or cause to be delivered) any related shares of common stock upon such conversion will be contingent upon, and subject to, the receipt of any required governmental approval (as determined by the holder or us, as applicable), and any such delivery will be delayed until such governmental approval is received. If you attempt to convert your notes and such a governmental approval is required but not obtained in time, you will not be able to convert your notes, and you may not be able to receive the shares of common stock into which the notes would otherwise be convertible. Receipt of any such governmental approval could take a significant amount of time, delaying your ability to receive any shares of common stock into which the notes would otherwise be convertible. The trading price of our common stock at the time of the ultimate delivery of such shares (if any) may be less than, and possibly significantly less than, the trading price at the time of the attempted conversion. See “Description of Notes—Conversion Rights—Governmental Approvals.”

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

In addition, there may be a delay in our delivery of any conversion consideration as a result of the requirement for us and the applicable holder to obtain any necessary governmental approvals in advance of any such delivery, as described above under “—The governmental approval requirement with respect to conversions of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible, and could delay your receipt of any shares of our common stock upon conversion.”

The notes will not be protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

The notes were originally issued to a single investor in a transaction exempt from the registration requirements of the Securities Act. There has been no trading market for the notes, and the notes may continue to be held by a small group of investors indefinitely. We do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the liquidity of the trading market in the notes (if any), and the market price quoted for the notes (if any), may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a distribution, which may be treated as a dividend subject to U.S. federal income tax, without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a fundamental change occurs prior to the maturity date or we issue a notice of redemption, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change or during the related redemption conversion period. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any U.S. federal withholding tax or backup withholding may be withheld from or set off against subsequent payments on the notes (including upon conversion, repayment or maturity), or in some circumstances from any payments on our common stock, or from sales proceeds subsequently paid or credited to you, or from your other funds or assets.

The notes will be issued with original issue discount for U.S. federal income tax purposes.

For each interest period, we have the option, in lieu of cash interest, to pay stated interest on the notes in (i) PIK interest or (ii) a combination of cash interest and PIK interest. As a result, for U.S. federal income tax purposes, none of the stated interest payments on the notes will constitute “qualified stated interest,” even if we never exercise the option to pay any PIK interest. Therefore, the notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes (“OID”). Holders subject to U.S. federal income taxation will be required to include any amounts representing OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis) in advance of the receipt of the cash payments to which such OID is attributable and regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In this case, our obligations under the notes and the indenture as well as provisions of our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. There is no exception from the definition of fundamental change for transactions in which the consideration received by holders of our common stock consists of other listed stock. As a result, such a transaction could constitute a fundamental change and require us to offer to repurchase the notes, which could discourage a potential acquirer in such a transaction.

If the notes are issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

Although the notes were initially issued in certificated form, subject to certain conditions, we may issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, after the issuance of global notes we will not issue certificated notes. See “Description of Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to any global notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely receive any such communications.

Use of Proceeds

We will receive proceeds from the issuance and sale of our common stock, preferred stock or senior debt securities and from the exercise of public warrants. Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

We will not receive any proceeds from the sale of common stock, warrants to purchase common stock or notes by any selling securityholder hereunder.

Description of Capital Stock

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated by-laws. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

The Charter authorizes the issuance of 201,000,000 shares of capital stock, consisting of (x) 200,000,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of March 2, 2022, there were 53,958,013 shares of common stock outstanding, and no shares of preferred stock outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors are classified into three (3) classes, designated as Class I, Class II and Class III. The directors first elected to Class I hold office for a term expiring at the first annual meeting of stockholders following the Closing; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. Specific terms of any preferred stock will be provided in one or more supplements to this prospectus.

Warrants

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following May 22, 2021. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire November 16, 2025, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation. We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Under the warrant agreement, we agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC this registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within sixty (60) business days following the business combination and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. We filed a registration statement on Form S-1 covering such shares on December 10, 2020, and it was declared effective as of January 21, 2021. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three (3) business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the warrant agreement (which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2020 with the SEC File No. 001-39291), which includes a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares issuable upon exercise of such warrants) may not be redeemable by the Company so long as they are held by members of the Sponsor or its permitted transferees. Otherwise, the private placement warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are redeemable by us, (ii) may be exercised by the holders on a cashless basis, (iii) are entitled to registration rights and (iv) for so long as they are held by the Sponsor, are not exercisable more than five (5) years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Charter, bylaws and the Delaware General Corporation Law, or DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our common stock and warrants to purchase common stock are listed on Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities, in one or more series, as debt or convertible debt. In this prospectus, we have summarized certain general features of the senior debt securities. We urge you, however, to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of senior debt securities being offered, as well as the complete indenture that contains the terms of the senior debt securities. We have filed, or will file, as exhibits to the registration statement of which this prospectus is a part, the form of indenture and any supplemental agreements that describe the terms of the series of senior debt securities we are offering before the issuance of the related series of senior debt securities.

We may evidence each series of senior debt securities we will issue by an indenture that we enter into with a trustee. We will indicate the name and address of the trustee, if applicable, in the prospectus supplement relating to the particular series of senior debt securities being offered.

Form of Debt Securities

Each senior debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the senior debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered senior debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on senior debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustees, the warrant agents or any other agent of the Company, agent of the trustees or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Description of Notes

The notes were issued under an indenture (the “indenture”), dated April 7, 2022, between us and Wilmington Trust, National Association, as trustee (the “trustee”). A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Eos Energy Enterprises, Inc. and not to its subsidiaries.

General

The notes:

●	are our general unsecured, senior obligations;

●	were initially issued in an aggregate principal amount of $100,000,000;

●	accrue interest from the date of issuance (or the most recent interest payment date, whichever is later), payable in cash at the rate of 5.00% per year or in kind at the rate of 6.00% per year, at our election, on June 30 and December 30 of each year, as described below under “—Interest;”

●	are subject to redemption at our option, in whole or in part, on or after June 30, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the capitalized principal amount of the notes to be redeemed, plus any accrued interest that has not been paid or capitalized to, but excluding, the redemption date;

●	are subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest that has not been paid or capitalized to, but excluding, the fundamental change repurchase date;

●	mature on June 30, 2026, unless earlier converted, redeemed or repurchased;

●	are issued in minimum denominations of $1.00 principal amount and integral multiples thereof; and

●	are initially represented in certificated form but may, subject to certain conditions, be represented by one or more registered notes in global form. See “Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of 49.9910 shares of common stock per $1,000 capitalized principal amount of notes (equivalent to an initial conversion price of approximately $20.00 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number (if any).

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus to refer to each $1,000 capitalized principal amount of notes. We use the term “common stock” in this prospectus to refer to our common stock, par value $0.0001 per share. References in this prospectus to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time. Unless the context otherwise requires, any reference to accrued interest on, or in respect of, any note that has not been paid or capitalized shall be deemed to refer to the amount of such interest that would have accrued as of the relevant time at the applicable cash interest rate as if we had elected the cash method in respect of all of the relevant interest. Unless the context otherwise requires, any reference to the principal amount of any notes shall be deemed to refer to the capitalized principal amount of such notes at the relevant time.

Purchase and Cancellation

We will cause all notes surrendered for payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents, subsidiaries or affiliates that we control, to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their cancellation.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Any cash interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000 (or such other amount as we determine in our discretion), either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent with the requisite information necessary to make such wire transfer prior to the relevant regular record date, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

We may, at our option, elect to pay interest on the notes on any interest payment date (i) by paying an amount in cash on such interest payment date equal to all or a portion of interest accrued from, and including, the immediately preceding interest payment date (or if there is no immediately preceding interest payment date, from, and including, the issue date of the relevant note) on the capitalized principal amount of the notes as of the immediately preceding interest payment date (or if there is no immediately preceding interest payment date, on the initial principal amount of such note), calculated at the rate of 5.00% per year (the “cash interest rate” and, such method of paying interest, the “cash method”) and (ii) to the extent not paid by the cash method, by paying interest in kind (a “PIK payment”) by either increasing the principal amount of the notes or issuing paid-in-kind notes in an amount equal to the interest accrued on such capitalized principal amount as described in the foregoing clause (i) and not paid in cash, calculated at the rate of 6.00% per year (the “PIK interest rate” and, such method of paying interest, “capitalization” or the “capitalization method”); provided that for any notes (1) surrendered for conversion after a regular record date and on or prior to the corresponding interest payment date; (2) redeemed in connection with a redemption date that is after a regular record date and on or prior to the corresponding interest payment date; or (3) repurchased on a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date, any amount by which the capitalized principal amount for such notes would have been increased pursuant to the capitalization method on such corresponding interest payment date will instead be paid in cash at the cash interest rate to the relevant holder(s) of such notes as of such regular record date, and no such increase shall be made to the capitalized principal amount of such notes (notwithstanding any prior election (or deemed election) by us to pay such interest pursuant to the capitalization method for such notes).

We will elect the method of paying interest on an interest payment date by delivering a written notice to the trustee and the holders on or prior to the 10th calendar day immediately preceding the relevant interest payment date identifying the method selected and (a) the amount of cash interest to be paid and/or (b) the capitalization amount and new capitalized principal amount, as applicable. In the absence of such an election with respect to an interest payment date, we will be deemed to have elected the capitalization method. All interest payable in respect of the interest payment date scheduled to occur on the maturity date shall be paid entirely by the cash method.

Any PIK payment may be made by either increasing the principal amount of notes, in the case of global notes, or issuing additional notes, in each case, in integral multiples of $1.00 and in accordance with the procedures set forth in the indenture and, in the case of global notes held by DTC, as required by DTC’s procedures. We refer to any interest made in a PIK payment as “PIK interest.” The principal amount of any note at any time, as increased to such time by any PIK interest, is referred to herein as the “capitalized principal amount” of such note.

Interest will accrue from the date of issuance or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on June 30 and December 30 of each year. Interest will be paid to the person in whose name a note is registered at the close of business on June 15 or December 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Ranking

The notes are our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equal in right of payment with all of our liabilities that are not so subordinated. The notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2021, our total consolidated indebtedness was $129.3 million, of which an aggregate of $102.9 million was senior indebtedness and an aggregate of $26.4 million was secured indebtedness. As of December 31, 2021, our subsidiaries had $52.9 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 30, 2024, the notes will not be redeemable. On or after June 30, 2024, we may redeem for cash all or part of the notes, at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 50 nor more than 70 scheduled trading days’ notice before the redemption date to the trustee, the paying agent and each holder of notes; provided that if, in accordance with the provisions described under “—Conversion Rights—Settlement upon Conversion” we elect to settle all conversions of notes with a conversion date that occurs on or after the date of our issuance of a notice of redemption and prior to the related redemption date by physical settlement, then we may instead elect to choose a redemption date that is a business day not less than 15 nor more than 60 calendar days after the date we send such notice of redemption. The redemption price will be equal to 100% of the capitalized principal amount of the notes to be redeemed, plus any accrued interest that has not been paid or capitalized to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest in cash at the cash interest rate to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the capitalized principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are global notes, the notes to be redeemed will be selected by the depositary in accordance with its procedures. If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are not global notes, then the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples of $1.00 in excess thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate.

If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Capital Market or, if our common stock (or such other security) is not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Rights

General

Holders may convert all or any portion (if the portion to be converted is $1,000 capitalized principal amount or any integral multiple of $1.00 in excess thereof) of their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 49.9910 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $20.00 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes may convert all or any portion of its notes only until the close of business on the scheduled trading day immediately preceding the redemption date.

Upon conversion, you will not receive any separate cash payment for any accrued interest that has not been paid or capitalized, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

●	the principal amount of the note; and

●	any accrued interest that has not been paid or capitalized, to, but not including, the relevant conversion date.

As a result, any accrued interest that has not been paid or capitalized, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued interest that has not been paid or capitalized will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes in cash at the cash interest rate as if we had elected the cash method for all such interest (whether or not we actually elected the cash method) on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of such interest payable on the notes so converted; provided that no such payment need be made:

●	for conversions following the regular record date immediately preceding the maturity date;

●	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

●	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

●	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash at the cash interest rate as if we had elected the cash method for all such interest (whether or not we actually elected the cash method) regardless of whether their notes have been converted following such regular record date.

In addition, notwithstanding anything to the contrary in this prospectus, in respect of any conversion of notes with a conversion date occurring from and after our delivery of a redemption notice with respect to the notes and on or prior to the scheduled trading day prior to the related redemption date, simultaneously with delivery of the related consideration in satisfaction of our conversion obligation in respect of such conversion, we will also make a cash payment to the converting holder equal to the present value, calculated using a discount rate equal to the treasury rate in respect of such conversion date plus 50 basis points (and discounted on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months)), of all interest payments on the capitalized principal amount of the notes being converted that the holder of such notes would have been entitled to receive had such notes remained outstanding to the maturity date assuming we had elected entirely the cash method on each interest payment date and without duplication of any interest such Holder is entitled to receive pursuant to the indenture.

The “treasury rate” means, with respect to any conversion date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date we settle our conversion obligation in respect of such conversion date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such conversion cate to June 30, 2026; provided that if the period from such conversion date to June 30, 2026 is less than one year, the “treasury rate” will be the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

●	complete and manually sign the conversion notice on the back of the note, or a facsimile, PDF or other electronic transmission of the conversion notice;

●	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

●	if required, furnish appropriate endorsements and transfer documents; and

●	if required, pay funds equal to any accrued interest that has not been capitalized and is payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, and all conversions for which the relevant conversion date occurs on or after the 45th scheduled trading day immediately preceding the maturity date (the “cut-off date”) will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after our issuance of a notice of redemption but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after the cut-off date, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting, the trustee and the conversion agent of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after the cut-off date, no later than the cut-off date). If we do not timely elect a settlement method, we will no longer have the right to elect a settlement method with respect to any conversion on the relevant conversion date or during the relevant period, and we will be deemed to have elected the default settlement method (as defined below) with respect to such conversion. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 capitalized principal amount of notes, such specified dollar amount will be deemed to be $1,000. For the avoidance of doubt, our failure to timely elect a settlement method or specify as applicable a specified dollar amount will not constitute a default under the indenture.

The “default settlement method” will initially be physical settlement. By notice to holders of the notes, the trustee and the conversion agent (if other than the trustee), we may, from time to time, change the default settlement method. In addition, by notice to holders of the notes, we may, at our option, elect to irrevocably fix the settlement method to any settlement method that we are then permitted to elect, including combination settlement with a specified dollar amount per $1,000 capitalized principal amount of notes of $1,000 or with an ability to continue to set the specified dollar amount per $1,000 capitalized principal amount of notes at or above a specific amount set forth in such election notice. If we change the default settlement method or we irrevocably elect to fix the settlement method, in either case, to combination settlement with an ability to continue to set the specified dollar amount per $1,000 capitalized principal amount of notes at or above a specific amount, we will, after the date of such change or election, as the case may be, inform holders converting their notes, the trustee and the conversion agent of such specified dollar amount no later than the relevant deadline for election of a settlement method as described in the immediately preceding paragraph, or, if we do not timely notify holders, such specified dollar amount will be the specific amount set forth in the election notice or, if no specific amount was set forth in the election notice, such specified dollar amount will be $1,000 per $1,000 capitalized principal amount of notes. A change in the default settlement method or an irrevocable election will apply to all note conversions on conversion dates occurring subsequent to delivery of such notice; provided that no such change or election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in clause (11) of the second paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment without the consent of holders at our option.

Settlement amounts will be computed as follows:

●	if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder in respect of each $1,000 capitalized principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

●	if we elect (or are deemed to have elected) cash settlement, we will pay to the converting holder in respect of each $1,000 capitalized principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

●	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 capitalized principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

●	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

●	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EOSE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

●	subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to the cut-off date, the 40 consecutive trading days beginning on, and including, the third trading day immediately succeeding such conversion date;

●	if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding such redemption date; and

●	subject to the immediately preceding bullet, if the relevant conversion date occurs on or after the cut-off date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The Nasdaq Capital Market or, if our common stock is not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Governmental Approvals” and “—Recapitalizations, Reclassifications and Changes of our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method. Any shares of common stock deliverable upon conversion may be delivered in book-entry or certificated form.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Subject in all respects to “—Governmental Approvals” below, each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that, subject to “—Governmental Approvals” below, the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Governmental Approvals

Notwithstanding anything to the contrary in this prospectus, to the extent that physical settlement or combination settlement would require us or any holder to obtain any regulatory approvals or consents from, or make any filing with, any governmental entity, then we, on the one hand, and the applicable holder, on the other hand, will, at our request or at the request of the holder, as applicable, (a) as promptly as practicable, make, or cause to be made, all filings and submissions required under applicable law, and (b) use their commercially reasonable efforts to obtain, or cause to be obtained, approval of the transaction or relevant consent associated with the filing or the termination or expiration of the applicable waiting period (“governmental approval”), and notwithstanding anything to the contrary in this prospectus, the right to convert the relevant notes and our obligation to deliver (or cause to be delivered) any related shares of common stock upon such conversion will be contingent upon, and subject to, the receipt of any required governmental approval (as determined by the holder or us, as applicable, and notified in writing to the trustee and conversion agent) and any such delivery shall be delayed until such governmental approval is received; provided that, for the avoidance of doubt, any filing or submission fees required under applicable laws shall be paid by such holder.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the second trading day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such notes, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second trading day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election, and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid and/or delivered, as the case may be.

Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures in the case of global notes. If the financial institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate for each $1,000 capitalized principal amount of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

●	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

●	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

●	distributions of reference property issued in exchange for, or upon conversion of, our common stock as described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

●	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

●	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 capitalized principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Optional Redemption” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 capitalized principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day.

If we are or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

●	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

●	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;

●	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

●	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;

●	upon the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (5) above;

●	solely for a change in the par value of the common stock; or

●	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date for any notes (in the case of physical settlement); (iii) on each trading day of any observation period related to any conversion of notes (in the case of cash settlement or combination settlement); (iv) the cut-off date; (v) on any date on which we deliver a notice of redemption; and (vi) on the effective date of any fundamental change, in each case, unless the adjustment has already been made.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

●	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

●	any consolidation, merger or combination involving us,

●	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

●	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 capitalized principal amount of notes will be changed into a right to convert such capitalized principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 capitalized principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date, multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on or prior to the tenth business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

We will not become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period), we will make any adjustments to each that we reasonably determine to be appropriate to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date, ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1.00 in excess thereof. The fundamental change repurchase date will be a date specified by us that is not less than 20 calendar days or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the capitalized principal amount of the notes to be repurchased, plus any accrued interest thereon that has not been paid or capitalized to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay in cash at the cash interest rate the full amount of accrued and unpaid interest to the holder of record on such regular record date (notwithstanding any prior election (or deemed election) by us to pay such interest as PIK interest), and the fundamental change repurchase price will be equal to 100% of the capitalized principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) other than as set forth in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our direct or indirect wholly owned subsidiaries, our and their employee benefit plans and any holder or an affiliate thereof, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change to par value or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market (or any of their respective successors).

If any transaction in which our common stock is replaced by the common stock or other common equity of another entity occurs, following any related fundamental change repurchase date (or, in the case of a transaction that would have been a fundamental change but for the proviso in clause (2) above, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

●	the events causing a fundamental change;

●	the effective date of the fundamental change;

●	the last date on which a holder may exercise the repurchase right;

●	the fundamental change repurchase price;

●	the fundamental change repurchase date;

●	the name and address of the paying agent and the conversion agent, if applicable;

●	if applicable, the conversion rate and any adjustments to the conversion rate;

●	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

●	the procedures that holders must follow to require us to repurchase their notes.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

●	if certificated, the certificate numbers of your notes to be delivered for repurchase;

●	the portion of the principal amount of notes to be repurchased, which must be $1,000 or any integral multiple of $1.00 in excess thereof; and

●	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

●	the principal amount of the withdrawn notes;

●	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

●	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

●	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

●	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

Notwithstanding anything to the contrary in this prospectus, to the extent that compliance with our obligations to repurchase the notes upon a fundamental change would result in a violation of any federal or state securities laws or other applicable laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations with respect to such repurchase by virtue of such conflict. Without limiting the generality of the foregoing, the fundamental change repurchase date will be subject to postponement in order to allow us to comply with applicable law.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to, another person, unless (i) the resulting, surviving or transferee person either (x) is us or (y) if not us, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due, and such failure continues for a period of five business days;

(5) our failure to comply with our obligations under “—Consolidation, merger and sale of assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the terms of the indenture;

(8) certain events of bankruptcy, insolvency, or reorganization of us; or

(9) one or more final, non-appealable judgments or orders is rendered against us or any of our significant subsidiaries, which requires the payment in money by us or any of our significant subsidiaries, individually or in the aggregate, of an amount (net of amounts covered by insurance or bonded) in excess of $50,000,000, and such judgment or judgments have not been satisfied, stayed, paid, discharged, vacated, bonded, annulled or rescinded within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Significant subsidiary” means a subsidiary of ours that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the capitalized principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the capitalized principal amount of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such capitalized principal amount and accrued and unpaid interest, if any, will be due and payable immediately.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

●	the principal (including the redemption price, the repurchase price on any repurchase date and the fundamental change repurchase price, if applicable) of;

●	accrued and unpaid interest, if any, on; and

●	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered, and if requested, provided the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability (it being understood that the trustee has no duty to determine whether any such action is prejudicial to any holder). Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within the later of 90 days after it occurs or is known to the trustee. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event of default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable cash interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) except as expressly required by the indenture, make any change that adversely affects the conversion rights of any notes;

(5) reduce the redemption price or the fundamental change repurchase price of any note or change the times at which, or the circumstances under which, we will redeem the notes or repurchase the notes upon a fundamental change;

(6) make any note payable in money, or at a place of payment, other than that stated in the note;

(7) change the ranking of the notes; or

(8) make any direct or indirect change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any mistake, ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the notes and the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not, individually or in the aggregate with all other such changes, materially adversely affect the rights of any holder;

(7) in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8) comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

(9) increase the conversion rate as provided in the indenture;

(10) provide for the acceptance of appointment by a trustee or successor trustee, security registrar, paying agent or conversion agent, or to facilitate the administration of the trusts under the indenture by more than one trustee;

(11) irrevocably elect a settlement method or a specified dollar amount, or eliminate our right to elect a settlement method; provided that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights”; or

(12) make payments of PIK interest (including to issue additional notes) or facilitate the same.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Withholding Taxes

Each holder of a note agrees that, notwithstanding anything herein to the contrary, we, the paying agent, the conversion agent or the trustee (an “applicable withholding agent”) shall have the right to deduct and withhold from any payment or distribution made with respect to the notes (or the issuance of shares of common stock upon conversion of the notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable tax law. In the case of any withholding obligation that is not accompanied by a corresponding payment, distribution or issuance, including deemed dividends or amounts treated as original issue discount for tax purposes, any such withholding tax may be withheld from subsequent payments on the notes (or the issuance of shares of common stock upon conversion of the notes, or dividends or any other amounts payable with respect to such shares). If an applicable withholding agent is required to remit any withholding tax payments to the applicable governmental entity in respect of such an item of income prior to any such subsequent payment or issuance, the holder shall promptly upon notice reimburse the applicable withholding agent for the required withholding tax payment. To the extent that any amounts are deducted or withheld as described in this “—Withholding Taxes” Section, such deducted or withheld amounts shall be treated for all purposes of the indenture as having been paid to the person in respect of which such deduction or withholding was made. Each holder, by its acceptance of the notes, agrees to provide to us, with a copy to the trustee, a fully completed Internal Revenue Service Form W-9 or W-8 (or applicable successor form), with any required attachments, as well as any other information determined by us or the trustee to be reasonably necessary for an applicable withholding agent to determine its withholding responsibilities with respect to such holder, (i) prior to, and as a condition to, becoming a holder under the indenture, (ii) upon reasonable demand by us or the trustee and (iii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the capitalization amounts with respect to PIK interest, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. We will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, and excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Rule 144A Information

At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the notes or any shares of our common stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the trustee and will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such notes or any shares of our common stock issuable upon conversion of such notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such notes or shares of our common stock pursuant to Rule 144A under the Securities Act.

Trustee

Wilmington Trust, National Association is the trustee, security registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Waiver of Jury Trial

The indenture provides that each of us, each holder of the notes by its acceptance thereof, and the trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or the transactions contemplated thereby.

Book-Entry, Settlement and Clearance

Certificated Notes

The notes were initially issued in physical certificated form. However, once issued in the form of global notes, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

●	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

●	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

●	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

The Global Notes

The notes may be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon such issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

●	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the relevant holder(s); and

●	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described above.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to any global notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of we, the trustee or our or its agents are responsible for those operations or procedures.

DTC has advised us that it is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of the New York State Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

●	will not be entitled to have notes represented by the global note registered in their names;

●	will not receive or be entitled to receive physical, certificated notes; and

●	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Plan of Distribution

We are registering (A) the offer and sale from time to time by us of our common stock, preferred stock and senior debt securities in one or more offerings of up to $300,000,000 in aggregate offering price, (B) 7,001,751 shares of common stock issuable by us upon exercise of outstanding public warrants and (C) the resale from time to time by certain selling securityholders of up to 39,145,143 shares of common stock, including (i) 4,950,000 shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (ii) 325,000 shares of common stock issuable upon exercise of warrants originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (iii) 27,175,613 shares of common stock issued in connection with the consummation of our business combination with Eos Energy Storage LLC and the related private placement, (iv) 80,294 shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously issued restricted stock units, (v) 97,877 shares of common stock that have been or may be issued to certain of the selling securityholders upon exercise of options granted under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan, and a maximum of (vi) 6,516,359 shares of common stock issuable upon conversion of the notes, (D) the resale from time to time by certain selling securityholders of up to 325,000 warrants to purchase shares of common stock and (E) the resale from time to time by certain selling securityholders of $130,350,642 principal amount of notes, including $27,450,642 principal amount of notes issuable as future PIK interest payments on the notes.

We will receive proceeds from the issuance and sale of our common stock, preferred stock or senior debt securities and from the exercise of public warrants. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time. The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We, the selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We or, subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that we or the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, we and the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We and the selling securityholders, as applicable, have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities by us or of securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from us.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We and the selling securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock and warrants to purchase common stock are listed on the Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

We and the selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by us or the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us or the selling securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, we, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Selling Securityholders

This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to 39,145,143 shares of common stock, up to 325,000 warrants and up to $130,350,642 principal amount of the notes, including up to (i) 4,950,000 shares of common stock and 325,000 warrants to purchase shares of common stock originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (ii) 325,000 shares of common stock issuable upon exercise of warrants originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II, (iii) 27,175,613 shares of common stock issued in connection with the consummation of our business combination with Eos Energy Storage LLC and the related private placement, (iv) 80,294 shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously issued restricted stock units, and (v) 97,877 shares of common stock that have been or may be issued to certain of the selling securityholders upon exercise of options granted under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan, (vi) $102,900,000 principal amount of notes originally issued to Spring Creek pursuant to the Indenture, dated April 7, 2022, between Eos Energy Enterprises, Inc. and Wilmington Trust, National Association, as trustee, and the Investment Agreement dated July 6, 2021 with Spring Creek, (vii) a maximum of $27,450,642 principal amount of notes issuable to Spring Creek as future PIK interest payments on the notes and (viii) a maximum of 6,516,359 shares of common stock underlying the notes and issuable upon conversion of the notes, which may be sold by Spring Creek from time to time.

The term “selling securityholders” includes the securityholders listed in the tables in this section and their permitted transferees.

Beneficial Ownership of Common Stock and Warrants

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. We have based percentage ownership on 53,958,013 shares of common stock outstanding as of March 2, 2022.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholder and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
ACE Energy Efficiency SPC	339,100	339,100	–	*	–	–	–	*
Acme Engineering, Inc.(1)	29,446	29,446	–	*	–	–	–	*
Acme Operating Company(1)	21,577	21,577	–	*	–	–	–	*
Adelaro US Limited(2)	42,710	42,710	–	*	–	–	–	*
Agile Energy Limited(3)	917	917	–	*	–	–	–	*
Alessandro Lagi	72,620	72,620	–	*	–	–	–	*
Alina LLC(4)	105,218	105,218	–	*	–	–	–	*
AltEnergy, LLC(5)	2,408,585	2,408,585	–	*	–	–	–	*
AME Cloud Ventures(6)	92,005	92,005	–	*	–	–	–	*
Andrew Kelleher	152,148	152,148	–	*	–	–	–	*
Arthur Kressner	3,976	3,976	–	*	–	–	–	*
Ashley Lalonde Trust under The Lalonde Children 2013 Trust (7)	3,892	3,892	–	*	–	–	–	*
Asterra Holdings LLC(8)	3,061	3,061	–	*	–	–	–	*
B. Riley Financial, Inc.(9)	5,694,778	5,694,778	–	*	325,000	325,000	–	*
Trust accounts associated with Bryant Riley(10)	45,000	45,000	–	*	–	–	–	*
Brian Hardwick(11)	2,882	2,882	–	*	–	–	–	*
Beau Capital LLC(12)	178,455	178,455	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Beckett Austin Lenhart	1,527	1,527	–	*	–	–	–	*
Ben Barclay	917	917	–	*	–	–	–	*
Beusa Investment Tec LLC	35,019	35,019	–	*	–	–	–	*
Brent Van Rastetter Revocable Trust	14,091	14,091	–	*	–	–	–	*
Bruce Langone	41,020	41,020	–	*	–	–	–	*
Cannonbury Invest Limited(13)	122,260	122,260	–	*	–	–	–	*
Carl Ferenbach	743,279	743,279	–	*	–	–	–	*
CAT3 LLC	244,695	244,695	–	*	–	–	–	*
Chandler Kate Lenhart	1,527	1,527	–	*	–	–	–	*
Charles DeCasteja	2,388	2,388	–	*	–	–	–	*
Christopher Darnell	85,454	85,454	–	*	–	–	–	*
Christopher Streeter	11,433	11,433	–	*	–	–	–	*
Corinthian Investors LLC(14)	32,809	32,809	–	*	–	–	–	*
Cova Funding LLC(15)	34,098	34,098	–	*	–	–	–	*
Craig S. Tamchin SEP IRA	2,786	2,786	–	*	–	–	–	*
David Cohen	66,373	66,373	–	*	–	–	–	*
Daniel Eastman	111,186	111,186	–	*	–	–	–	*
David Henry(16)	20,178	20,178	–	*	–	–	–	*
David Schiff	36,092	36,092	–	*	–	–	–	*
Daniel Shribman	993,750	993,750	–	*	–	–	–	*
David T. Shipp	2,599	2,599	–	*	–	–	–	*
Denman Street LLC(17)	452,984	452,984	–	*	–	–	–	*
Douglas H. Phelps	28,066	28,066	–	*	–	–	–	*
Douglas Kenneth Kennedy	6,810	6,810	–	*	–	–	–	*
EES Management Holding(18)	52,391	52,391	–	*	–	–	–	*
FGRK Lux Partners GP(19)	18,499	18,499	–	*	–	–	–	*
Financiera Siacapital	18,351	18,351	–	*	–	–	–	*
Fisher EOS LLC(20)	394,607	394,607	–	*	–	–	–	*
Frank Genova	11,433	11,433	–	*	–	–	–	*
Franziska Fortlouis	7,035	7,035	–	*	–	–	–	*
George Adamson	68,109	68,109	–	*	–	–	–	*
George Brokaw	4,092	4,092	–	*	–	–	–	*
George Fina	55,309	55,309	–	*	–	–	–	*
Gerard J. Berding	19,952	19,952	–	*	–	–	–	*
Glenn Oztemel	361,979	361,979	–	*	–	–	–	*
Global Equity Partners(21)	11,760	11,760	–	*	–	–	–	*
Graham Sharp	781,534	781,534	–	*	–	–	–	*
Great American Insurance Company(22)	600,310	600,310	–	*	–	–	–	*
Great American Life Insurance Company(22)	1,199,018	1,199,018	–	*	–	–	–	*
Greer Family Partners, LP(23)	111,401	111,401	–	*	–	–	–	*
Halpern Family Trust(24)	56,566	56,566	–	*	–	–	–	*
Harper Frances Lenhart	1,527	1,527	–	*	–	–	–	*
Hawthorne II Investment LP(25)	145,654	145,654	–	*	–	–	–	*
Hi-Med LLC(26)	307,581	307,581	–	*	–	–	–	*
Hisham Al-Razzuqi	23,055	23,055	–	*	–	–	–	*
Holtec International(27)	478,556	478,556	–	*	–	–	–	*
Howard Weitmann	20,000	20,000	–	*	–	–	–	*
Igor Heifetz	9,574	9,574	–	*	–	–	–	*
James Hughes	4,370	4,370	–	*	–	–	–	*
James Zweng(28)	518	518	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Jason J. Maney	3,900	3,900	–	*	–	–	–	*
Jason Koy & Gabrielle Sitomer	48,163	48,163	–	*	–	–	–	*
Jason S Kahan	15,919	15,919	–	*	–	–	–	*
Jeremy Asher	461	461	–	*	–	–	–	*
Jerry H. Labowitz	288,655	288,655	–	*	–	–	–	*
Jerry Labowitz	3,268	3,268	–	*	–	–	–	*
Joe Mastrangelo(29)	79,546	79,546	–	*	–	–	–	*
Johannes Rittershausen	22,867	22,867	–	*	–	–	–	*
John B. Berding Irrevocable Children’s Trust(30)	313,640	313,640	–	*	–	–	–
John Bernard Berding	75,914	75,914	–	*	–	–	–	*
John Desmarais	1,698,619	1,698,619	–	*	–	–	–	*
John T. Raymond 2012 Delaware Trust (31)	22,906	22,906	–	*	–	–	–	*
John T. Raymond	433,295	433,295	–	*	–	–	–	*
Jon S & Bettina E Reynertson, JTWROS	144,094	144,094	–	*	–	–	–	*
Jonathan R. Darnell	83,654	83,654	–	*	–	–	–	*
Joseph Berding	24,368	24,368	–	*	–	–	–	*
Joshua Cole	34,962	34,962	–	*	–	–	–	*
Joshua Fink	16,767	16,767	–	*	–	–	–	*
Julie Sue Jones Revocable Trust	14,092	14,092	–	*	–	–	–	*
Karl J. Grafe	14,634	14,634	–	*	–	–	–	*
Ken Flechler	11,273	11,273	–	*	–	–	–	*
Kenneth Langone	55,322	55,322	–	*	–	–	–	*
Laurie M. Shahon	15,206	15,206	–	*	–	–	–	*
Lawrence Summers	3,057	3,057	–	*	–	–	–	*
Lisa Eng	80,659	80,659	–	*	–	–	–	*
Mack Treece(32)	748	748	–	*	–	–	–	*
Margaret Wood	5,691	5,691	–	*	–	–	–	*
Matt Cribbins	57,059	57,059	–	*	–	–	–	*
Matt Lenhart	802	802	–	*	–	–	–	*
Matthew Feinberg	50,000	50,000	–	*	–	–	–	*
Matthew G Cribbins	4,071	4,071	–	*	–	–	–	*
Matthew Lenhart	117,592	117,592	–	*	–	–	–	*
Michael Abbot	152	152	–	*	–	–	–	*
Michael Jacob Kennedy	10,768	10,768	–	*	–	–	–	*
Michael K. Barlow	108,423	108,423	–	*	–	–	–	*
Michael Murray Gamson	197,009	197,009	–	*	–	–	–	*
Michael Oster	427,414	427,414	–	*	–	–	–	*
Milk Town Partners LLC(33)	28,183	28,183	–	*	–	–	–	*
Milton Lewin	1,025	1,025	–	*	–	–	–	*
Nicholas Donahue	19,354	19,354	–	*	–	–	–	*
Nina Kennedy	25,902	25,902	–	*	–	–	–	*
OCI Company Ltd.(34)	45,425	45,425	–	*	–	–	–	*
Ospraie Partners LLC(35)	337,854	337,854	–	*	–	–	–	*
Paradigm Partners, LP(36)	111,061	111,061	–	*	–	–	–	*
Parker Lalonde Trust under The Lalonde Children 2013 Trust(7)	3,892	3,892	–	*	–	–	–	*
Patrick J. Bartels, Jr.	20,000	20,000	–	*	–	–	–	*
PAW Associates LLC(37)	210,656	210,656	–	*	–	–	–	*
Pelican Capital Management LLC(38)	28,183	28,183	–	*	–	–	–	*
Peter Fox-Penner	1,527	1,527	–	*	–	–	–	*
Peter Greenleaf	4,051	4,051	–	*	–	–	–	*
Peter Warner Davidson	9,205	9,205	–	*	–	–	–	*
PGF Family Corp(39)	1,232,609	1,232,609	–	*	–	–	–	*
Philip Lobkowicz	3,410	3,410	–	*	–	–	–	*
Phillippe Bouchard	22,867	22,867	–	*	–	–	–	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Pickwick Capital Partners, LLC	578	578	–	*	–	–	–	*
Posner Foundation of Pittsburgh(40)	648,198	648,198	–	*	–	–	–	*
Prisma Energy LLC	387,612	387,612	–	*	–	–	–	*
Projector Holding LLC(41)	27,682	27,682	–	*	–	–	–	*
Punjab Partners, LLC	90,394	90,394	–	*	–	–	–	*
QIP Glidepath Series A LLC	305,868	305,868	–	*	–	–	–	*
Randall A. Hack	193,842	193,842	–	*	–	–	–	*
Randall A. Hack 2008 Long Term Trust	55,724	55,724	–	*	–	–	–	*
Randy Brown	10,485	10,485	–	*	–	–	–	*
Funds and accounts managed by Reservoir Capital(42)	1,635,447	1,635,447	–	*	–	–	–	*
Richard T. Weiss 2006 Living Trust(43)	85,660	85,660	–	*	–	–	–	*
Richard Wood	5,691	5,691	–	*	–	–	–	*
Robert Logan	8,517	8,517	–	*	–	–	–	*
Robert Suss	20,000	20,000	–	*	–	–	–	*
Ross Pirasteh	65,747	65,747	–	*	–	–	–	*
Sarathi Roy	78,235	78,235	–	*	–	–	–	*
Sidamon-Eristoff Brothers, LLC(44)	33,835	33,835	–	*	–	–	–	*
Sigmund Heller	28,370	28,370	–	*	–	–	–	*
Singh Real Estate Enterprises Inc.(45)	1,025,538	1,025,538	–	*	–	–	–	*
SKNS Advisory, LLC(46)	27,861	27,861	–	*	–	–	–	*
Steven Chu	1,441	1,441	–	*	–	–	–	*
Stephen E. Solms Family Trust U/A 1/30/2008(47)	106,230	106,230	–	*	–	–	–	*
Stephen Hannan	322,767	322,767	–	*	–	–	–	*
Tequesta Properties Inc(48)	307,581	307,581	–	*	–	–	–	*
Tim Hoefer(49)	692	692	–	*	–	–	–	*
The 2008 Stidolph Family Trust	244,683	244,683	–	*	–	–	–	*
The Antonia Theodora Hellman 2021 Trust	300,000	300,000	–	*	–	–	–	*
The Arianna Elena He-An Hellman 2021 Trust	300,000	300,000	–	*	–	–	–	*
The Ethan Duncan He-Li Hellman 2021 Trust	300,000	300,000	–	*	–	–	–	*
The Hsu-Hellman Family 2000 Trust(50)	880,434	880,434	–	*	–	–	–	*
The Zissis Family Trust	69,153	69,153	–	*	–	–	–	*
Thomas J. Keitel	500	500	–	*	–	–	–	*
Thomas J. Keitel, J.R.	7,342	7,342	–	*	–	–	–	*
Thomas Malcolm McAvity	183,580	183,580	–	*	–	–	–	*
Thundering Elk, LLC(51)	3,057	3,057	–	*	–	–	–	*
Timothy G. Lalonde	402,055	402,055	–	*	–	–	–	*
TJC3 LLC(52)	549,817	549,817	–	*	–	–	–	*
Trustees of Deerfield Academy	10,000	10,000	–	*	–	–	–	*
Whipstick Ventures LLC(53)	123,019	123,019	–	*	–	–	–	*
William P. Hogan	17,471	17,471	–	*	–	–	–	*
William P. Miller Trust	55,573	55,573	–	*	–	–	–	*
Yong Hak Huh	28,903	28,903	–	*	–	–	–	*
Yorktown Partners(54)	3,293	3,293	–	*	–	–	–	*
YX Capital LLC(55)	34,843	34,843	–	*	–	–	–	*

*	Less than 1%

(1)	Mike Munoz has sole voting and investment power over the shares held by the stockholder.

(2)	Jonathan Kollek has sole voting and investment power over the shares held by the stockholder.
(3)	Jeremy Asher has sole voting and investment power over the shares held by the stockholder.
(4)	Alastair Hunter-Henderson is the Managing Member and CEO of Alina LLC, and has sole voting and investment power over the shares held by the stockholder.
(5)	Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Russell Stidolph, a director of the Company, is the managing director of AltEnergy, the managing member of each of AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(6)	Jerry Yang has sole voting and investment power over the shares held by the stockholder.

(7)	Lisa LaLonde is trustee of Timothy Lalonde Ashley Lalonde Trust and Timothy Lalonde Parker Lalonde Trust, and has sole voting and investment power of the shares held by such stockholders.

(8)	Gennady Gazin is the 100% owner of Asterra Holdings LLC and has sole voting and investment power over the shares held by the stockholder.

(9)	The amount includes (i) 5,369,778 shares of common stock held by BRF Investments, LLC (“BRFI”), (ii) 325,000 private placement warrants held by BRFI and (iii) 325,000 shares of common stock underlying private placement warrants held by BRFI. B. Riley Financial, Inc. (“B. Riley Financial”) is the parent company of BRFI. B. Riley Financial has voting and dispositive power over the securities held by BRFI. Bryant Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Both B. Riley Financials and Mr. Riley disclaims beneficial ownership over any securities directly held by BRFI other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly.
(10)	The number of shares beneficially owned before this offering includes (i) 20,000 shares held by Bryant and Carleen Riley JTWROS, (ii) 5,000 shares held by Bryant Riley C/F Charlie Riley UMTA CA, (iii) 5,000 shares held by Bryant Riley C/F Eloise Riley UMTA CA, (iv) 5,000 shares held by Bryant Riley C/F Susan Riley UMTA CA, and (v) 10,000 shares held by Robert Antin Children Irrevocable Trust U/A 1/1/2001 (collectively, the “Trusts”). Bryant Riley is custodian of each of the Trusts and has voting and dispositive power with respect to the securities held by the Trusts.
(11)	Includes 2,882 shares of common stock issuable upon exercise of options.
(12)	Robert M. Williams Jr. has sole voting and investment power over the shares held by the stockholder.
(13)	W. Geoffrey Beattie is the President of Cannonbury Invest Limited and has sole voting and investment power over the shares held by the stockholder.
(14)	Joseph DellaRosa; Victor Wright, and James Yacobucci are all members of Corinthian Investors LLC, and share equal voting and investment authority over the shares held by the stockholder.
(15)	Andrew Intrater is the Chief Executive Officer of Cova Funding LLC and has sole voting and investment power over the shares held by the stockholder.
(16)	Includes fully vested options to purchase 4,035 shares of common stock.
(17)	John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held by the stockholder.
(18)	Marc Warren has sole voting and investment power over the shares held by the stockholder.
(19)	Robert Kantor and Francis Greenburger have sole voting and investment power over the shares held by the stockholder.
(20)	Arnold Fisher, Kenneth Fisher, and Steven Fisher share voting and investment authority over the shares held by the stockholder
(21)	Michael A. Shternfeld is the Manager of Global Equity Partners and has sole voting and investment power over the shares held by the stockholder.
(22)	Each of Great American Insurance Company and Great American Life Insurance Company is a direct or indirect wholly-owned subsidiary of American Financial Group, Inc., which is a publicly traded entity (NYSE: AFG).
(23)	Philip Greer has sole voting and investment power over the shares held by the stockholder.
(24)	Martin I. Halpern is the Grantor/Trustee of Halpern Family Trust and has sole voting and investment power over the shares held by the stockholder.
(25)	Richard Weiss is the General Partner of Hawthorne II Investment LP and has sole voting and investment power over the shares held by the stockholder.
(26)	Dr. Krishna Singh holds direct and/or indirect ownership of HI-MED, LLC and holds the full voting and dispositive power with respect to the shares held thereby.
(27)	Dr. Krishna Singh holds direct and/or indirect ownership of Holtec International and holds the full voting and dispositive power with respect to the shares held thereby.

(28)	Includes 518 shares of common stock issuable upon exercise of options.

(29)	Mr. Mastrangelo is the Chief Executive Officer and a director of the Company.
(30)	Susan M. Berding is the Trustee of John B. Berding Irrevocable Childrens Trust and has sole voting and investment power over the shares held by the stockholder.
(31)	John T. Raymond has sole voting and investment power over the shares held by the stockholder.
(32)	Mr. Treece is our Chief Strategic Alliances Officer.
(33)	Thomas J. Coleman has sole voting and investment power over the shares held by the stockholder.
(34)	DaeWon Choi and ByeongSeon Jang are Team Managers of OCI, JeongHan Ryu is a Manager of OCI, and Saejin Kim is an associate of OCI. Each such individual shares voting and investment power over the shares held by the stockholder.

(35)	Dwright Anderson has sole voting and investment power over the shares held by the stockholder.
(36)	Ed Hoey has sole voting and investment power over the shares held by the stockholder.
(37)	Paul Weismann is the Manager of Paw Associates LLC, and has sole voting and investment power over the shares held by the stockholder.
(38)	Robert Logan, Jr. has sole voting and investment power over the shares held by the stockholder.
(39)	P. Gaye Farncombe is the President of PGF Family Corp and has sole voting and investment power over the shares held by the stockholder.
(40)	Henry Posner III, Anne M. Molloy, Paul M. Posner, and John F. Hensler are the trustees of the Posner Foundation of Pittsburgh and share voting and investment power over the shares held by the stockholder.
(41)	Steve Hellman has sole voting and investment power over the shares held by the stockholder.
(42)	Includes (i) 156,399 shares held by Reservoir Capital Partners, L.P., (ii) 183,866 shares held by Reservoir Capital Investment Partners, L.P., (iii) 181,318 shares held by Reservoir Capital Master Fund II, L.P. and (iv) 1,113,864 shares held by Reservoir Resource Partners, L.P. Cyrus Borzooyeh is the chief financial officer of the foregoing entities and has voting and dispositive power with respect to the securities held by each such entity.
(43)	Richard Weiss is the trustee of Richard T. Weiss 2006 Living Trust and has sole voting and investment power over the shares held by the stockholder.
(44)	Simon-Sidamon Eristoff has sole voting and investment power over the shares held by the stockholder.
(45)	Dr. Krishna Singh holds direct and/or indirect ownership of Singh Real Estate Enterprises Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(46)	Narinder Singh has sole voting and investment power over the shares held by the stockholder.
(47)	Ellen B. Solms and Joesph Sedlack are Trustees of the Stephen E. Solms Family Trust U/A 1/30/2008 and share voting and investment power over the shares held by the stockholder.
(48)	Dr. Krishna Singh holds direct and/or indirect ownership of Tequesta Properties Inc. and holds the full voting and dispositive power with respect to the shares held thereby.
(49)	Includes 692 shares of common stock issuable upon exercise of options.
(50)	Marc Warren is the Trustee of The Hsu-Hellman Family 2000 Trust and has sole voting and investment power over the shares held by the stockholder.
(51)	David R. M. Drescher has sole voting and investment power over the shares held by the stockholder.
(52)	Thomas J. Coleman is the Trustee of the Thomas J. Coleman Revocable Trust, the sole member of TJC3 LLC, and has sole voting and investment power over the shares held by such stockholder.
(53)	Each of Jeffrey S. Bornstein and Ronald C. Hynes shares voting and dispositive power over the securities held by this stockholder.
(54)	Includes 3,293 shares of common stock issuable upon exercise of options.

(55)	Jesse Johnson and Asa Johnson share voting and investment power over the shares held by the stockholder.

Beneficial Ownership of the Notes

On July 7, 2021, we issued $100 million aggregate principal amount of the notes to Spring Creek pursuant to an investment agreement, dated July 6, 2021 (the “Investment Agreement”), by and among Eos Energy Enterprises, Inc., a Delaware corporation, and Spring Creek Capital, LLC, a Delaware limited liability company. The Investment Agreement provides Spring Creek with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes.

Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholder will sell all or any of such notes or common stock. The following table sets forth certain information as of February 9, 2022 concerning the notes and shares of common stock that may be offered from time to time by the selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholder. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the conversion rate, as of the date of this prospectus, of 49.9910 shares of common stock per $1,000 capitalized principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the indenture governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock beneficially owned and offered by the selling securityholder pursuant to this prospectus may increase or decrease from that set forth in the table below. Information about the selling securityholder may change over time. In particular, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes since the date on which the selling securityholder provided us with information regarding its notes. Any changed or new information given to us by the selling securityholder will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Name	Maximum Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Maximum Number of Shares of Common Stock Beneficially Owned and Offered Hereby (2)	Maximum Percentage of Shares of Common Stock Beneficially Owned and Offered Hereby (3)
Spring Creek Capital, LLC(4)	$130,350,642	6,516,359	12.1%

(1)	Reflects $102,900,000 principal amount of notes originally issued pursuant to the Investment Agreement dated July 6, 2021 with Spring Creek and a maximum of $27,450,642 principal amount of notes issuable as future PIK interest payments on the notes.

(2)	Assumes for each $1,000 in principal amount of the notes a conversion rate, as of the date of this prospectus, of 49.9910 shares of common stock upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	The percentage reflects the 53,958,013 shares of common stock outstanding as of March 2, 2022 and gives effect to the total number of shares of common stock beneficially owned and offered hereby by Spring Creek Capital, LLC.
(4)	Spring Creek is beneficially owned by SCC Holdings, LLC (“SCC”), SCC is beneficially owned by KIM, LLC (“KIM”), KIM is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), and KIGH is beneficially owned by Koch Industries, in each case by means of ownership of all voting equity instruments. Koch Industries, SCC, KIM, KIG, and KIGH may be deemed to beneficially own the Public Shares held by Spring Creek by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of KIM, (iv) KIM’s beneficial ownership of SCC and (v) SCC’s beneficial ownership of Spring Creek.

Material Relationships with Selling Securityholders

The description of our relationships with the selling securityholders and their affiliates set forth in “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed on March 31, 2022 is incorporated by reference herein.

Certain U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of our notes, our common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are purchased from us or the selling securityholder pursuant to this prospectus, and to securities (including any shares of common stock into which the notes are convertible) that are held as capital assets.

This discussion does not describe all of the U.S. federal tax consequences that may be relevant to you in light of your particular circumstances, such as consequences arising under the federal estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income or the consequences to you if you are an accrual-method taxpayer that is required to conform the timing of recognition of items of income to an “applicable financial statement” under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or differing tax consequences applicable to you if you are a beneficial owner of notes or common stock subject to special rules, such as:

●	certain financial institutions;

●	insurance companies;

●	dealers or traders in securities subject to a mark-to-market method of tax accounting with respect to the notes or our common stock;

●	persons holding notes as part of a “straddle,” integrated transaction or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	entities or arrangements classified as a partnership for U.S. federal income tax purposes; or

●	tax-exempt entities.

If you are an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes that holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in those partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Characterization of the Notes

Based on applicable U.S. Treasury regulations, we believe and intend to take the position that we and each investor are entitled to account for the notes using a payment schedule in which interest on the notes is initially assumed to be paid in cash (and not PIK) and that the notes are not subject to the specific rules relating to contingent payment debt instruments (“CPDI”). This position is solely for U.S. federal income tax purposes and does not constitute a representation by us that interest on the notes will be paid in cash.

Our position that the notes should not be treated as CPDI is binding on you, unless you disclose a contrary position in the proper manner to the Internal Revenue Service (“IRS”), but is not binding on the IRS. If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield,” regardless of your method of tax accounting. That yield would be higher than the stated interest rate on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be treated as ordinary income. You should consult your tax advisor regarding the tax consequences of the notes being treated as CPDI. The remainder of this discussion assumes that the notes are not treated as CPDI.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note or common stock that is:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Notes

Interest and OID

For each interest period, we have the option, in lieu of cash interest, to pay interest on the notes (i) with PIK interest or (ii) with a combination of cash interest and PIK interest. The existence of this option means that no stated interest payments on the notes will be treated as qualified stated interest for U.S. federal income tax purposes (even if we never exercise the option to pay any PIK interest). Therefore, (i) the notes will be treated as having been issued with “original issue discount” (“OID”) for U.S. federal income tax purposes in an aggregate amount equal to the excess of the “stated redemption price at maturity” of the notes (the sum of all payments of principal and state interest to be made on the notes) over their “issue price” (generally, the first price at which a substantial amount of the notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and (ii) as discussed below, you will be required to include the OID in gross income as ordinary interest income as it accrues (on a constant yield to maturity basis), in advance of the receipt of cash payments to which the OID is attributable and regardless of your regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder is generally required to include in income the sum of the daily accruals of the OID for the debt security for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the notes, regardless of such holder’s regular method of accounting. Thus, you may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period other than the final accrual period will equal the product of (a) the “adjusted issue price” of the note as of the beginning of such period and (b) the note’s “yield to maturity.” The OID allocable to the final accrual period will equal the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of a note, provided that each accrual period is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID on the note and decreased by any cash payments previously made on the note. The “yield to maturity” of a note generally is the discount rate that causes the present value, as of the original issue date or deemed reissuance date, of all payments to be made under the note to equal the issue price of the note.

In determining the “yield to maturity” of a note and the amount of OID attributable to each accrual period, we will assume (as described above) that all payments of stated interest on the note will be made in cash (and, as described below, adjustments will be made later if we pay any interest in the form of PIK interest). This assumption is for U.S. federal income tax purposes only and is not a representation that we will in fact pay any stated interest in cash. If, contrary to this assumption, we pay PIK interest for any accrual period, then the notes would be deemed, solely for purposes of recomputing the OID accruals going forward, to be retired and reissued for an amount equal to its then adjusted issue price, and the yield to maturity of the notes would be redetermined taking into account the change in circumstances.

If we in fact pay interest in cash on the notes, you will not be required to adjust your OID inclusions. Each payment made in cash under a note pursuant to the note’s payment schedule (determined in accordance with the OID rules) will be treated first as payment of any accrued OID on the notes to the extent such accrued OID has not been allocated to prior cash payments and second as a payment of principal on the notes. You generally will not be required to include separately in income cash payments received on the notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

Any additional note (“PIK Note”) or additional principal amount received as PIK interest by you generally will not be treated as a payment of interest. Instead, such PIK Note or additional principal amount will be aggregated with the note on which it was paid and treated as a single debt instrument for U.S. federal income tax purposes.

The rules regarding OID and PIK interest are complex and the rules described above may not apply in all cases. You should consult your own tax advisor regarding the application of these complex rules.

Market Discount

If you purchase a note from the selling securityholder pursuant to this prospectus for an amount that is less than its “adjusted issue price” (as defined above in “—Interest and OID”), the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes unless this difference satisfies a de minimis test, described below. You will generally be required to treat any payment on, or any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount not previously included in income that accrued on the notes during your holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the debt security unless an election is made to accrue the market discount under a constant yield method. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note in an amount not exceeding the accrued market discount on the note.

You may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement, or other disposition of the debt security as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you make such an election, it will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. You should consult with your own tax advisor before making this election.

If the difference between the adjusted issue price of a note and the amount paid for the notes is less than 1/4 of 1% of the note’s adjusted issue price, multiplied by the number of remaining complete years to the note’s maturity (“de minimis market discount”), the note is not treated as purchased with market discount.

Generally, you may make an election to include in income the entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by you) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If you make such an election for a note with market discount, you will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount notes acquired by you on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.

Generally, upon conversion of a note acquired at a market discount into shares of common stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the shares of common stock received in exchange for the note. Any such market discount that is carried over to shares of common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of such shares of common stock (including a deemed sale or disposition of a fractional share of common stock pursuant to a conversion). If you hold notes acquired with a market discount, you should consult your own tax advisor as to the particular tax consequences to you of conversion of a note for shares of common stock.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, you will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. For purposes of determining the amount of any amortizable bond premium on a note, the purchase price for the note is reduced by the amount of the portion of the purchase price attributable to the note’s conversion feature.

You may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the note based on your yield to maturity with respect to the note. You generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the your income under your regular method of accounting with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of your prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

Because we may redeem the notes prior to maturity, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to a note. U.S. Holders should consult their tax advisors about these special rules, including whether it would be advisable to elect to treat all interest on the notes as OID, which would result in a U.S. Holder not being subject to these special rules.

An election to amortize bond premium applies to all taxable debt obligations held by you at the beginning of the first taxable year to which the election applies and thereafter acquired by you and may be revoked only with the consent of the IRS. Generally, you may make an election to include in income the entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by you) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If you make such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of your notes with amortizable bond premium and may be revoked only with the permission of the IRS.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in income all interest that accrues on a debt security using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium, each as described herein. If this election is made for a note, then, to apply the constant-yield method: (i) the issue price of the note will equal its cost, (ii) the issue date of the note will be the date it was acquired, and (iii) no payment on the note will be treated as a payment of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the note was acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” you generally will recognize capital gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of a note, equal to the difference between (i) the amount realized on the disposition and (ii) your tax basis in the note. Your tax basis in a note generally will be equal to the cost of the note to you, increased by any OID, market discount or de minimis market discount included in income by you, and decreased by the amount of any premium previously amortized and the amount of any payment (other than a payment of qualified stated interest) received in respect of the note. Although not free from doubt, your adjusted tax basis in a note should be allocated between the original note and any PIK Note or additional principal amount received in respect of PIK interest thereon in proportion to their relative principal amounts, and your holding period in any such PIK Note or additional principal amount would likely be identical to its holding period for the original note with respect to which such PIK Note or additional principal amount was received.

Subject to the market discount rules discussed above under “—Market Discount,” any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note was held by you for more than one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are, under certain circumstances, subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. You should consult your own tax advisor as to the deductibility of capital losses in its particular circumstances.

Conversion of Notes

Conversion into Common Stock. A U.S. Holder’s conversion of a note solely into our common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above under “—Interest and OID”).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the U.S. Holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into Cash. If you convert a note and receive from the Company solely cash, you will recognize gain or loss in the same manner as if you had disposed of the note in a taxable disposition as described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” above.

Conversion into Common Stock and Cash. If you convert a note and receive a combination of common stock and cash, the tax treatment of that conversion is not entirely clear.

A conversion of a note into a combination of common stock and cash may be treated as a recapitalization for U.S. federal income tax purposes, in which case you will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as interest and will be taxed as described above under “—Interest and OID”) over your tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In these circumstances, your tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share). Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by you upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. Your holding period for common stock received upon conversion will include the period during which you held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

An alternative characterization would treat the cash payment received on conversion (other than cash attributable to accrued interest) as proceeds from a sale of a portion of the note and would tax the sale portion in the manner described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” above. Under this alternative characterization, you would not recognize gain or loss with respect to our common stock received (other than common stock attributable to accrued interest), and your holding period for that stock would include the period during which you held the notes. In this case, your basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

You should consult your tax advisor regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Exchange in Lieu of Conversion

If we make an exchange election (as described above under “Description of Notes—Exchange in Lieu of Conversion”), your surrender of notes to the designated financial institution and receipt of cash, shares of our common stock, or a combination of cash and shares of our common stock will not be treated as a conversion. Instead, the surrender and receipt will be treated as a taxable disposition of the notes, as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.”

Constructive Distributions

We may adjust the conversion rate of the notes in certain circumstances. Under the Code and applicable U.S. Treasury regulations, adjustments that have the effect of increasing a holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the beneficial owner of the note. If we were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, that increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change or redemption) may, depending on the circumstances, be deemed to be a distribution to you.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to beneficial owners of notes, if as a result of the failure the proportionate interest of the note holders in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—Distributions” below. However, it is not entirely clear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Your basis in your notes will be increased by the amount of any of any deemed dividends. You should consult your tax advisor as to the tax consequences of receiving constructive dividends.

The IRS has proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to withhold in respect of deemed distributions to a Non-U.S. Holder (as defined below) and, if there is no associated cash payment, may withhold the required amounts from payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Possible Effect of a Consolidation, Merger or Change in Conversion Consideration

In certain situations, we may consolidate or merge into another entity, as described above under “Description of Notes—Recapitalizations, Reclassifications and Changes of Our Common Stock,” depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to you and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or other consequences to you. Whether or not the notes are subject to a deemed taxable exchange, a change in the conversion consideration to be delivered to you upon conversion of a note could affect the tax consequences of a conversion. For example, conversion of a note into shares of an entity other than the obligor may be a taxable event. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of such transactions.

The Common Stock and Warrants

Distributions on the Common Stock

We do not intend to pay cash dividends on our common stock in the near future. If we pay any distributions on our common stock, such distributions, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will first be treated as a tax-free return of your investment, up to your tax basis in the common stock, and any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Possible Constructive Distributions

As described above under “Description of Capital Stock—Warrants—Public Warrants,” the terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by you would be subject to tax in the same manner as if you received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, your adjusted tax basis in your warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Sale, Certain Redemptions or Other Taxable Dispositions of the Common Stock and Warrants

Upon sales, certain redemptions or other taxable dispositions of our common stock or warrants (which, in general, would include a redemption of our warrants that is treated as a taxable exchange of such warrants as described below under “—Exercise, Lapse or Redemption of a Warrant”), you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) your tax basis in the common stock or warrant. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock or warrant is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss as a result of the acquisition of our common stock upon exercise of a warrant for cash. Your tax basis in the shares of our common stock received upon exercise of the warrants generally will be an amount equal to the sum of your initial investment in the warrants and the exercise price of such warrants. For U.S. federal income tax purposes, it is unclear whether your holding period for our common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which you held the warrants. If a warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to such your tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your tax basis in our common stock received would equal your basis in the warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether your holding period in our common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of our common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, you would be deemed to have surrendered a number of warrants having an aggregate value equal to the exercise price for the number of warrants deemed exercised. You would recognize capital gain or loss in an amount equal to the difference between the exercise price of the warrants deemed exercised and your tax basis in the warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on your holding period in the warrants deemed surrendered. In this case, your tax basis in the common stock received would equal the sum of your initial investment in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether your holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which you held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, you should consult your own tax advisor regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to you, taxed as described above under “—Sale, Certain Redemptions or Other Taxable Disposition of the Common Stock and Warrants.”

If we give notice of an intention to redeem warrants and you exercises your warrants on a cashless basis and receives an amount of common stock in respect thereof, we intend to treat such exercise as a redemption of warrants for the common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our common stock. Your aggregate tax basis in the shares of our common stock received in the redemption generally should equal your aggregate tax basis in the warrants redeemed and the holding period for the shares of our common stock received should include your holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, you are urged to consult your own tax advisor regarding the tax consequences of a redemption of warrants for shares of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. Holder of interest on the notes, accruals of OID on a note and dividends on shares of common stock (as well as constructive dividends deemed paid with respect to the notes) and the proceeds of a sale of a note, a share of common stock or a warrant, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note or common stock that is:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes, or if you are a former citizen or former resident of the United States, in which case you should consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the notes or common stock.

Payments of Interest on the Notes

Subject to the discussion below under “—FATCA,” payments of principal and interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest (including, for purposes of this discussion of Non-U.S. Holders, OID):

●	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

●	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

●	you certify on a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person; and

●	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty.

Sale, Exchange or Other Taxable Disposition of Notes, Shares of Common Stock and Warrants

You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of the notes, the common stock or the warrants unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States, as described below, or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter, and certain other conditions are met.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Dividends and Constructive Distributions

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—The Notes—Constructive Distributions” and “Tax Consequences to U.S. Holders—The Common Stock and Warrants—Possible Constructive Distributions”) paid or deemed to be paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business in the United States, as described below. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds from warrants or other property subsequently paid or credited to you.

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of your exercise of a warrant, or the lapse of a warrant held by you, or the redemption of a warrant held by you holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a warrant by a U.S. holder, as described above under “Tax Consequences to U.S. Holders —The Common Stock and Warrants—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption of a warrant results in a taxable exchange, the consequences would be similar to those described above under “Tax Consequences to Non-U.S. Holders —Sale, Exchange or Other Taxable Disposition of Notes, Shares of Common Stock and Warrants.”

Effectively Connected Income

If interest, constructive dividends or gain on a note, dividends or gain on our common stock or gain on a warrant is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest or dividends discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments (including OID accrued) on the notes, the common stock and the warrants. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, the common stock or warrants, and you may be subject to backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes, the common stock or the warrants. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest or dividends on notes, shares of the common stock or warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner of a note, a share of our common stock or a warrant that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of notes, shares of common stock or warrants, proposed U.S. Treasury regulations would eliminate FATCA withholding on payments of gross proceeds entirely, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax advisor regarding the implications of FATCA.

Legal Matters

Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus.

Experts

The financial statements of Eos Energy Enterprises, Inc. (the “Company”) as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

EOS Energy Enterprises, Inc.

1,131,221 Shares of Common Stock

P R O S P E C T U S  S U P P L E M E N T

July 22, 2022